Exhibit 99.1

Contact:

Lisa Gordon, Director of

  Investor Relations

Advanced Magnetics, Inc.

(617) 497-2070

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE SECOND FISCAL QUARTER AND
SIX-MONTHS ENDED MARCH 31, 2003

Cambridge, Massachusetts, April 17, 2003 — Advanced Magnetics, Inc. (AMEX: AVM) today announced its operating results and revenues for the second fiscal quarter and six-months ended March 31, 2003.  Revenues for the quarter were $1,013,948 as compared to revenues of $2,044,992 for the same period in fiscal 2002.  There was a net loss of ($647,518), or ($0.10) per share, as compared to a net profit of $421,170, or $0.06 per share, for the second fiscal quarter of 2002.  The decrease in revenue is primarily attributable to a decrease in product sales, which are highly variable from quarter to quarter, and a decrease in the amount of deferred revenue recognized in the quarter.

Revenues for the six-month period ended March 31, 2003 were $2,569,742 as compared to revenues of $3,549,376 for the same period in fiscal 2002.  The net loss for the six-month period was ($1,013,039), or ($0.15) per share, as compared to a net profit of $796,930, or $0.12 per share, for the same period in fiscal 2002.  The decrease in revenue in the six-month period is primarily due to a decrease in product sales.

“While we experienced disappointing revenues the last two quarters based on a decline in product sales to our licensed partners, we still remain optimistic about improvements in the current quarter and about the next generation of products in our development pipeline,” stated Jerome Goldstein, Chairman and CEO of Advanced Magnetics.  “Notably, ferumoxytol (Code 7228) is still on target to enter Phase III clinical studies for use in iron replacement therapy by the end of this year or early next year.  In addition, we continue our discussions with the U.S. Food and Drug Administration on the outstanding issues from the approvable letter for Combidex®, our lymph node imaging agent, and remain cautiously optimistic on final approval of this product.”

Advanced Magnetics, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutic iron compounds for treating anemia as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  For more information, please visit the Company’s web site at www.advancedmagnetics.com.

This document contains forward-looking statements.  Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Such risks and uncertainties include the following: the timing and results of product development efforts with respect to Code 7228; uncertainties regarding clinical studies; uncertainties related to the Company’s ability to resolve the outstanding issues from the approvable letter received from the FDA for Combidex; the timing and results of FDA actions regarding Combidex; uncertainties relating to the cyclical nature of our products sales cycles; uncertainties relating to patents and proprietary rights; and other risks identified in Advanced Magnetics, Inc.’s Securities and Exchange Commission filings.  The Company cautions readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

- financial table to follow -

Advanced Magnetics, Inc.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH

AND SIX-MONTH PERIODS ENDED MARCH 31, 2003

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Revenues	$1,013,948	$2,044,992	$2,569,742	$3,549,376
Costs and expenses	(2,034,148)	(1,760,333)	(3,377,857)	(3,163,491)
Other income (expense)*	247,930	136,511	(329,676)	411,045
Income (loss) before income tax refund	(772,270)	421,170	(1,137,791)	796,930
Income tax refund	124,752	—	124,752	—
Net income (loss)	$(647,518)	$421,170	$(1,013,039)	$796,930
Income (loss) per share:
Basic	$(0.10)	$0.06	$(0.15)	$0.12
Diluted	$(0.10)	$0.06	$(0.15)	$0.12
Weighted average shares outstanding:
Basic	6,660,580	6,633,895	6,656,213	6,633,895
Diluted	6,660,580	6,700,691	6,656,213	6,680,016

* Other income (expense) consists of interest and dividend income and net gains (losses) on sales of securities.

BALANCE SHEET DATA

	3/31/03	9/30/02
Working capital	$13,088,890	$14,233,904
Total assets	$20,338,547	$22,484,002
Shareholders’ equity	$10,267,247	$10,650,268